SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13D-1 (b) AND (c)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1 )*

                                  VERSICOR INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    925314106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
              Date of Event Which Required Filing of this Statement

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                               |_| Rule 13d-1(b)

                               |_| Rule 13d-1(c)

                               |X| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                               Page 1 of 14 Pages

CUSIP No. 925314106                   13G                     Page 2 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Ventures V, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,588,737
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,588,737
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,588,737
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.18%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 925314106                   13G                     Page 3 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Partners V, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,588,737
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,588,737
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,588,737
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.18%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 925314106                   13G                     Page 4 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James H. Cavanaugh, Ph.D.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,588,737
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,588,737
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,588,737
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.18%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 925314106                   13G                     Page 5 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Harold R. Werner
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,588,737
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,588,737
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,588,737
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.18%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 925314106                   13G                     Page 6 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    William Crouse
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,588,737
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,588,737
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,588,737
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.18%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 925314106                   13G                     Page 7 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    John W. Littlechild
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,588,737
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,588,737
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,588,737
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.18%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 925314106                   13G                     Page 8 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Christopher Mirabelli, Ph.D.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,588,737
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,588,737
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,588,737
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.18%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 925314106                   13G                     Page 9 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Augustine Lawlor
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,588,737
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,588,737
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,588,737
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.18%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.

      (a)   Name of Issuer:

            Versicor Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            34790 Ardentech Court
            Fremont, California 94555

Item 2.

      (a)   Name of Person Filing:

            HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor. See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

      (b)   Address of Principal Business Office or, if none, Residence:

            The business address for HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Dr. Mirabelli and Messrs. Littlechild and Lawlor is One Kendall Square, Building 300, Cambridge, Massachusetts 02339.

      (c)   Citizenship:

            HCV V and HCP V are limited partnerships organized under the laws of the State of Delaware. Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor are each United States citizens.

----------

(1) Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor are general partners of HCP V, the general partner of HCV V, the record holder of Issuer's securities.

      (d)   Title of Class of Securities:

            Common Stock, par value $.001 (the "Shares").

      (e)   CUSIP Number:

            925314106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Inapplicable.

Item 4.     Ownership.

      (a)   Amount Beneficially Owned:

            As of December 31, 2001: HCV V and HCP V, and Drs. Cavanaugh and Mirabelli and Messrs. Werner, Crouse, Littlechild and Lawlor beneficially owned 2,588,737 Shares consisting of 2,442,869 Shares of the Issuer's Common Stock and immediately exercisable warrants to purchase 145,868 Shares of the Issuer's Common Stock.(2)

      (b)   Percent of Class:

            As of December 31, 2001: the 2,588,737 Shares beneficially owned by HCV V and HCP V, and by Drs. Cavanaugh and Mirabelli and Messrs. Werner, Crouse, Littlechild and Lawlor constitute 11.18% of the Shares outstanding.

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

                  Inapplicable.

----------

(2) Please note that in addition to the 2,588,737 Shares of the Issuer's Common Stock beneficially owned by Dr. Cavanaugh, Dr. Cavanaugh has been granted options to purchase 20,000 Shares of the Issuer's Common Stock, which become exercisable as to 5,000 shares on June 7, 2002 and 416.66 shares per month beginning on July 7, 2002 and ending on June 7, 2005. Dr. Cavanaugh is not deemed to beneficially own these Shares at the time of this report.

                                                             Page 12 of 14 pages


            (ii)  shared power to vote or to direct the vote:

                  HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse, and Lawlor share the power to vote or direct the vote of those Shares owned by HCV V.

            (iii) sole power to dispose or to direct the disposition of:

                  Inapplicable.

            (iv)  shared power to dispose of or to direct the disposition of:

                  HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor share the power to dispose of or direct the disposition of those Shares owned by HCV V.

Item 5.     Ownership of Five Percent or less of a Class:

            Inapplicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            Inapplicable.

Item 8.     Identification and Classification of Members of the Group:

            Inapplicable.

Item 9.     Notice of Dissolution of Group:

            Inapplicable.

Item 10.    Certification:

            Inapplicable.

                                   SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2002                 HealthCare Ventures V, L.P.,
       Princeton, New Jersey            by its General Partner, HealthCare Partners V, L.P.

                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner


Dated: February 8, 2002                 HealthCare Partners V, L.P.
       Princeton, New Jersey
                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner

Dated: February 8, 2002                 By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey               --------------------------------------------------
                                                James H. Cavanaugh, Ph.D.

Dated: February 8, 2002                 By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey               --------------------------------------------------
                                                Harold R. Werner

Dated: February 8, 2002                 By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey               --------------------------------------------------
                                                William Crouse

Dated: February 8, 2002                 By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts             -------------------------------------------------
                                                John W. Littlechild

Dated: February 8, 2002                 By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts             --------------------------------------------------
                                                Christopher Mirabelli, Ph.D.

Dated: February 8, 2002                 By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts             --------------------------------------------------
                                                Augustine Lawlor

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

            The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Versicor Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 8, 2002                 HealthCare Ventures V, L.P.,
       Princeton, New Jersey            by its General Partner, HealthCare Partners V, L.P.

                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner


Dated: February 8, 2002                 HealthCare Partners V, L.P.
       Princeton, New Jersey
                                        By: /s/ Jeffrey Steinberg
                                            -------------------------------------------------
                                                Administrative Partner

Dated: February 8, 2002                 By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey               --------------------------------------------------
                                                James H. Cavanaugh, Ph.D.

Dated: February 8, 2002                 By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey               --------------------------------------------------
                                                Harold R. Werner

Dated: February 8, 2002                 By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey               --------------------------------------------------
                                                William Crouse

Dated: February 8, 2002                 By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts             -------------------------------------------------
                                                John W. Littlechild

Dated: February 8, 2002                 By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts             --------------------------------------------------
                                                Christopher Mirabelli, Ph.D.

Dated: February 8, 2002                 By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts             --------------------------------------------------
                                                Augustine Lawlor